Exhibit 99.1

For additional information, contact: E.L. Spencer, Jr. President, CEO and Chairman of the Board (334) 821-9200

Press Release – January 19, 2012

Auburn National Bancorporation, Inc. Reports

Full Year Net Earnings of $5.5 million, or $1.52 per share;

Fourth Quarter Net Earnings of $1.2 million, or $0.32 per share

Full Year 2011 Results – Compared to Full Year 2010:

•	Net earnings increased 3.6%

•	Increase in operating EPS of $0.14 per share primarily driven by decline in provision for loan losses

•	Net interest margin increased by 9 basis points

•	Credit quality continued to compare favorably to industry peers; nonperforming assets to total assets of 2.35%

•	Maintained strong balance sheet with a tangible common equity to total assets of 7.88%

AUBURN, Alabama – Auburn National Bancorporation (Nasdaq: AUBN) reported net earnings of approximately $1.2 million, or $0.32 per share, for the fourth quarter of 2011, compared to $0.9 million, or $0.24 per share, for the fourth quarter of 2010. For the full year 2011, net earnings were $5.5 million, or $1.52 per share, compared to $5.3 million, or $1.47 per share, for the full year 2010.

Fourth quarter 2011 operating net earnings, which exclude the effects of non-operating items such as securities gains and losses, expenses related to other real estate owned and prepayment penalties on long-term debt, were approximately $1.5 million, or $0.40 per share, compared to fourth quarter 2010 operating net earnings of approximately $1.7 million, or $0.47 per share. For the full year 2011, operating net earnings were $6.2 million, or $1.72 per share, compared to $5.7 million, or $1.58 per share, for the full year 2010.

E.L. Spencer, Jr., President, CEO and Chairman of the Board, commented: “The Company’s fourth quarter and full year results reflect improved net earnings and asset quality. In addition to maintaining strong capital and liquidity, the Company paid cash dividends of $0.80 per share during 2011.”

Net interest income (tax-equivalent) was $4.9 million for the fourth quarter of 2011, a decrease of 3% compared to the fourth quarter of 2010. Net interest income (tax-equivalent) decreased primarily due to a decline in yields and average balances in the Company’s securities portfolio. Average loans were $372.3 million in the fourth quarter of 2011, a decrease of $4.5 million, or 1%, from the fourth quarter of 2010. Average deposits were $610.5 million in the fourth quarter of 2011, an increase of $7.6 million, or 1%, from the fourth quarter of 2010.

Nonperforming assets decreased to 2.35% of total assets at December 31, 2011, compared to 2.39% at September 30, 2011. The Company’s annualized net-charge off ratio was 0.08% in the fourth quarter of 2011, compared to 0.16% in the fourth quarter of 2010. The provision for loan losses was $0.7 million for the fourth quarter of both 2011 and 2010.

For the full year 2011, the Company’s net charge-off ratio was 0.86%, compared to 0.64% for the full year 2010. The provision for loan losses was $2.5 million for the full year 2011, compared to $3.6 million for the full year 2010. Despite the increase in net charge-offs during 2011, the provision for loan losses decreased during 2011 primarily due to the reduced level of allowance for loan losses related to construction and land development loan portfolio segment. The decline in the allowance for loan losses for the construction and land development portfolio segment is due to declines in total construction and land development loans outstanding and adversely risk-graded construction and land development loans.

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Reports Fourth Quarter and Full Year Net Earnings/page 2

Net charge-offs for the full year 2011 included $1.9 million in charge-offs related to one borrower. Similarly, net charge-offs for the full year 2010 included $1.3 million in charge-offs related to one loan. Excluding the impact of these items, the Company’s net charge-off ratio for the full year 2011 was 0.36%, compared to 0.29% for the full year 2010.

Total noninterest income was approximately $1.5 million in the fourth quarter of 2011, compared to $0.1 million in the fourth quarter of 2010. The increase in total noninterest income was primarily due to reduced other-than-temporary impairment charges included in net securities gains (losses), a component of total noninterest income. The Company recorded no other-than-temporary impairment charges during the fourth quarter of 2011, compared to $1.6 million in other-than-temporary impairment charges during the fourth quarter of 2010.

Operating noninterest income, which excludes securities gains (losses) as non-operating items, was approximately $1.1 million in the fourth quarter of 2011, compared to $1.3 million in the fourth quarter of 2010. The decrease in operating noninterest income was primarily due to a decrease in mortgage lending income of $0.2 million. Mortgage refinance activity during the fourth quarter of 2011 declined when compared to the fourth quarter of 2010, and accounted for most of the decrease in mortgage lending income.

Total noninterest expense was approximately $4.2 million in the fourth quarter of 2011 compared to $3.4 million in fourth quarter of 2010. The increase is primarily due to a $0.2 million increase in salaries and benefits expense and a $0.7 million increase in net expenses related to other real estate owned. Net expenses related to other real estate owned increased primarily due to holding losses on the valuations of certain foreclosed properties.

Operating noninterest expense, which excludes net expenses related to other real estate owned as non-operating items, was approximately $3.4 million in the fourth quarter of 2011, compared to $3.3 million in the fourth quarter of 2010. An increase in salaries and benefits expense was partially offset by a decrease in FDIC and other regulatory assessments expense.

Income tax expense was approximately $0.1 million for the full year 2011, compared to $0.8 million for the full year 2010. The Company’s annualized effective tax rate for the full year 2011 was 1.02%, compared to an annualized effective income tax rate of 12.99% for the full year 2010. The decrease in the Company’s effective tax rate during 2011 when compared to 2010 was due to a decrease in the level of earnings before taxes and an increase in federal tax credits related to the Company’s investments in affordable housing limited partnerships.

The Company paid cash dividends of $0.20 per share in the fourth quarter of 2011. At December 31, 2011, the Bank’s regulatory capital was well above the minimum amounts required to be “well capitalized” under current regulatory standards.

About Auburn National Bancorporation

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $776 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System and has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates full-service branches in Auburn, Opelika, Hurtsboro and Notasulga, Alabama. In addition, the Bank opened a new full-service branch in Valley, Alabama during the fourth quarter of 2011. In-store branches are located in the Auburn and Opelika Kroger stores, as well as in the Wal-Mart SuperCenter stores in Auburn, Opelika, and Phenix City, Alabama. The Bank also operates a commercial loan production office in Montgomery, Alabama, which opened during the third quarter of 2011, and a residential mortgage loan office in Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

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Reports Fourth Quarter and Full Year Net Earnings/page 3

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, economic conditions in our markets, loan demand, mortgage lending activity, net interest margin, yields on earning assets, securities valuations and performance, loan performance, nonperforming assets, other real estate owned, loan losses, charge-offs, other-than-temporary impairments, collateral values, and credit quality, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of the Company or the Bank to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2010, and otherwise in our SEC reports and filings.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than U.S. Generally Accepted Accounting Principles (“GAAP”). The attached financial highlights provide reconciliations between GAAP net earnings and operating net earnings, which exclude gains or losses on items deemed not to reflect core operations, as well as tax-equivalent net interest income and net interest margin, including the presentation of total revenue and the calculation of the efficiency ratio. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes presentations of “operating” and tax-equivalent financial measures provide useful supplemental information regarding the Company’s performance, and that operating net earnings better reflect the Company’s core operating activities. Management utilizes non-GAAP measures in the calculation of certain of the Company’s ratios, in particular, to analyze on a consistent basis over time the performance of what it considers to be its core operations. The Company believes the non-GAAP measures enhance investors’ understanding of the Company’s business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. The Company provides reconciliations between GAAP and these non-GAAP measures. These disclosures should not be considered an alternative to GAAP.

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Reports Fourth Quarter and Full Year Net Earnings /page 4

Financial Highlights (unaudited)

Quarter ended December 31,	Year Ended December 31,

(Dollars in thousands, except per share amounts)	2011	2010	2011	2010
Results of Operations
Net interest income (a)	$4,924	$5,083	$20,944	$20,664
Less: tax-equivalent adjustment	415	441	1,719	1,765
Net interest income (GAAP)	4,509	4,642	19,225	18,899
Noninterest income	1,461	131	5,177	6,718
Total revenue	5,970	4,773	24,402	25,617
Provision for loan losses	650	650	2,450	3,580
Noninterest expense	4,187	3,440	16,357	15,893
Income tax (benefit) expense	(32)	(195)	57	798
Net earnings	$1,165	$878	$5,538	$5,346

Per share data:
Basic and diluted net earnings:
GAAP	$0.32	$0.24	$1.52	$1.47
Operating (b)	0.40	0.47	1.72	1.58
Cash dividends declared	$0.20	$0.195	$0.80	$0.78
Weighted average shares outstanding:
Basic and diluted	3,642,738	3,642,718	3,642,735	3,642,851
Shares outstanding, at period end	3,642,738	3,642,718	3,642,738	3,642,718
Book value	$17.96	$15.47	$17.96	$15.47
Common stock price:
High	$19.65	$22.00	$20.37	$22.00
Low	18.52	19.50	18.52	16.86
Period-end:	18.52	20.06	18.52	20.06
To earnings ratio	12.10	x	13.74	x	12.10	x	13.74	x
To book value	1.03%	1.30%	1.03%	1.30%
Performance ratios:
Return on average equity (annualized):
GAAP	7.15%	5.68%	9.10%	9.00%
Operating (b)	9.03%	11.08%	10.27%	9.67%
Return on average assets (annualized):
GAAP	0.61%	0.45%	0.72%	0.68%
Operating (b)	0.77%	0.89%	0.81%	0.74%
Dividend payout ratio	62.50%	81.25%	52.63%	53.06%
Other financial data:
Net interest margin (a)	2.77%	2.81%	2.95%	2.86%
Effective income tax rate	NM	NM	1.02%	12.99%
Efficiency ratio (c)	55.80%	51.59%	56.85%	53.30%
Asset Quality:
Nonperforming assets:
Nonperforming (nonaccrual) loans	$10,354	$11,833	$10,354	$11,833
Other real estate owned	7,898	8,125	7,898	8,125
Total nonperforming assets	$18,252	$19,958	$18,252	$19,958

Net charge-offs	$72	$155	$3,208	$2,399
Allowance for loan losses as a % of:
Loans	1.87%	2.05%	1.87%	2.05%
Nonperforming loans	67%	65%	67%	65%
Nonperforming assets as a % of:
Loans and other real estate owned	4.83%	5.22%	4.83%	5.22%
Total assets	2.35%	2.61%	2.35%	2.61%
Nonperforming loans as a % of total loans	2.80%	3.16%	2.80%	3.16%
Net charge-offs (annualized) as a % of average loans	0.08%	0.16%	0.86%	0.64%
Selected average balances:
Securities	$294,485	$321,956	$302,967	$327,866
Loans, net of unearned income	372,318	376,861	373,866	377,153
Total assets	766,907	773,393	771,116	780,654
Total deposits	610,543	602,934	617,490	601,931
Long-term debt	85,314	103,061	86,899	112,312
Total stockholders’ equity	65,168	61,841	60,842	59,414
Selected period end balances:
Securities	$299,582	$315,220	$299,582	$315,220
Loans, net of unearned income	370,263	374,215	370,263	374,215
Allowance for loan losses	6,919	7,676	6,919	7,676
Total assets	776,218	763,829	776,218	763,829
Total deposits	619,552	607,127	619,552	607,127
Long-term debt	85,313	93,331	85,313	93,331
Total stockholders’ equity	65,416	56,368	65,416	56,368

(a)	Tax equivalent. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”
(b)	Operating measures. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”
(c)	Efficiency ratio is the result of operating noninterest expense divided by the sum of operating noninterest income and tax-equivalent net interest income.

NM - not meaningful

Reports Fourth Quarter and Full Year Net Earnings /page 5

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	Quarter ended December 31,		Year Ended December 31,
(Dollars in thousands, except per share amounts)	2011	2010	2011	2010
Net earnings, as reported (GAAP)	$1,165	$878	$5,538	$5,346
Non-operating items (net of 37% statutory tax rate):
Securities gains (losses), net	(198)	748	(553)	(896)
Other real estate owned expense, net	504	87	1,264	868
Prepayment penalty on long-term debt	—	—	—	428
Operating net earnings	$1,471	$1,713	$6,249	$5,746

Basic and diluted earnings per share, as reported (GAAP)	$0.32	$0.24	$1.52	$1.47
Non-operating items (net of 37% statutory tax rate):
Securities gains (losses), net	(0.05)	0.21	(0.15)	(0.25)
Other real estate owned expense, net	0.13	0.02	0.35	0.24
Prepayment penalty on long-term debt	—	—	—	0.12
Operating net earnings per share	$0.40	$0.47	$1.72	$1.58

Net interest income, as reported (GAAP)	$4,509	$4,642	$19,225	$18,899
Tax-equivalent adjustment	415	441	1,719	1,765
Net interest income (tax-equivalent)	$4,924	$5,083	$20,944	$20,664

Noninterest income, as reported (GAAP)	$1,461	$131	$5,177	$6,718
Non-operating items:
Securities gains (losses), net	(315)	1,187	(878)	(1,423)
Operating noninterest income	$1,146	$1,318	$4,299	$5,295

Total Revenue, as reported (GAAP)	$5,970	$4,773	$24,402	$25,617
Tax-equivalent adjustment	415	441	1,719	1,765
Non-operating items:
Securities gains (losses), net	(315)	1,187	(878)	(1,423)
Total Operating Revenue (tax-equivalent)	$6,070	$6,401	$25,243	$25,959

Noninterest expense, as reported (GAAP)	$4,187	$3,440	$16,357	$15,893
Non-operating items:
Other real estate owned expense, net	(800)	(138)	(2,007)	(1,378)
Prepayment penalty on long-term debt	—	—	—	(679)
Operating noninterest expense	$3,387	$3,302	$14,350	$13,836

Total stockholders’ equity (GAAP)	$65,416	$56,368	$65,416	$56,368
Unrealized (gains) losses on available for sale securities, net of tax	(4,222)	2,201	(4,222)	2,201
Tangible Common Equity	$61,194	$58,569	$61,194	$58,569